Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

March 5, 2010	CLIENT/MATTER NUMBER 041515-0183
Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
Ladies and Gentlemen:
     We have acted as counsel for Johnson Controls, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-157502) (the “Registration Statement”), including the prospectus constituting a part thereof, dated February 23, 2009, and the final supplement to the prospectus, dated March 4, 2010 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 5, 2010 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company in the manner set forth in the Registration Statement and the Prospectus of $500,000,000 aggregate principal amount of the Company’s 5.00% Senior Notes due 2020 (the “Securities”). The Securities will be issued under the Senior Indenture, dated January 17, 2006 (the “Indenture”), between the Company and U.S. Bank National Association, as successor Trustee (the “Trustee”) and the Officers’ Certificate, to be dated March 9, 2010 (the “Officers’ Certificate”) establishing the form and terms and providing for the issuance of the Securities.
     As counsel to the Company in connection with the proposed issuance and sale of the Securities, we have examined or are otherwise familiar with (i) the Restated Articles of Incorporation of the Company; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Statement, including the Prospectus and exhibits thereto (including those incorporated by reference); (iv) the Indenture and the Officers’ Certificate; and (v) such other documents, records and instruments as we have deemed necessary or appropriate to enable us to render this opinion.
     In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Securities, when executed, authenticated and issued in accordance with the Indenture and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus,

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

Johnson Controls, Inc.
March 5, 2010

will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).
     We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the reference to our firm therein. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP